Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Post-Effective Amendment No. 1 to Form F-3 of Centrais Elétricas Brasileiras S.A. – Eletrobras of our report dated May 6, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Centrais Elétricas Brasileiras S.A. – Eletrobras' Annual Report on Form 20-F for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers
Auditores Independentes Ltda.
Rio de Janeiro, Brazil
June 6, 2022